Exhibit 99.1

United States Steel Corporation

Public Affairs

600 Grant Street

Pittsburgh, PA 15219-2800

News

Contact:	Erin DiPietro
412.433.6845
Courtney Boone
412.433.6791

MARIO LONGHI JOINS U. S. STEEL AS EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER; BABCOKE, MATTHEWS AND WILLIAMS NAMED TO EXECUTIVE MANAGEMENT COMMITTEE

PITTSBURGH, July 2, 2012 – United States Steel Corporation Chairman and Chief Executive Officer John P. Surma today announced that the company’s Board of Directors has elected Mario Longhi to the position of executive vice president and chief operating officer. He will report to U. S. Steel Chairman and Chief Executive Officer John P. Surma and will be based at U. S. Steel’s corporate headquarters in Pittsburgh. The company also announced the appointments of George F. Babcoke, Douglas R. Matthews and Michael S. Williams to the company’s executive management committee.

Longhi, 58, will be responsible for U. S. Steel’s North American Flat-Rolled, Tubular and Central European operations, as well as global operations services. “The global steel sector is facing one of the most complex and dynamic economic environments in recent decades, which places increasing strategic and operating demands on our company as we continue to execute our longer term business strategy while remaining flexible in the near term,” said Surma. “Mario joins our already strong and experienced operating executive leadership team of George Babcoke, Doug Matthews and Mike Williams who, collectively, have 100 years of steel and metals manufacturing experience.”

- more -

Most recently, Longhi spent six years at Gerdau Ameristeel Corporation, serving first as president from 2005 through 2006 and then additionally in the role of chief executive officer from 2006 until 2011. Prior to his tenure at Gerdau Ameristeel, Longhi spent 23 years at Alcoa, where he advanced through increasingly responsible positions in his native Brazil, the United States and Switzerland, including president – Alcoa Wheels International, president – Alcoa Forgings Division, president and chief executive officer – Howmet Castings, and Alcoa vice president and group president – Global Extrusions.

“Mario is a seasoned strategic leader of operationally intensive, international metals businesses, and is well known and highly regarded within the steel industry,” said Surma. “His demonstrated track record in leading businesses with a focus on safety, quality, customer service excellence, continuous improvement, growth and results are an excellent match with the core values and results-oriented culture of U. S. Steel.”

Babcoke, senior vice president – Europe and global operations services, Matthews, senior vice president – Tubular Operations, and Williams, senior vice president – North American Flat-Rolled Operations, will report directly to Longhi.

Previously, Longhi served as chairman, director and executive committee member of the Steel Manufacturers Association and director of the American Iron and Steel Institute.

A native of Tatui, state of São Paulo, Brazil, Longhi earned a bachelor’s degree in metallurgical engineering from the Institute Mauá de Tecnologica in São Paulo. He became an American citizen in 2007.

Longhi and his wife, Maria Helena, will be relocating to Pittsburgh.

-oOo-

2012-016

For more information about U. S. Steel, visit www.ussteel.com.

2